Exhibit 10.82

INNOVIVA, INC.
2000 SIERRA POINT PARKWAY, SUITE 500
BRISBANE CA 94005

MAY 18, 2018

Geoffrey L. Hulme

Dear Geoffrey,

Innoviva, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.              Position.  Your initial title will be interim Principal Executive Officer and you will report to the Company’s Board of Directors.  This is a full-time position.  While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.  By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.              Cash Compensation.  The Company will pay you a starting annual base salary of $300,000, payable in accordance with the Company’s standard payroll schedule.  This salary will be subject to adjustment by the Company’s Board of Directors or its Compensation Committee.  In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company.  The bonus (if any) will be awarded based on objective or subjective criteria established and approved by the Company’s Board of Directors or its Compensation Committee.  Your target bonus will be equal to 60% of your annual base salary.  Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year.  Any bonus for a fiscal year is expected to be paid within 2.5 months after the close of that fiscal year, but only if you are still an active employee of the Company in good standing at the time of payment.  The determinations of the Company’s Board of Directors or its Compensation Committee with respect to your bonus will be final and binding.

3.              Employee Benefits.  As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, including medical, vision and dental coverage, and the Company’s 401(k) plan and Employee Stock Purchase Plan, to the extent such plans remain in existence.  In addition, you will be entitled to 4 weeks paid time off in accordance with the Company’s paid time off policy, as in effect from time to time.

4.              Stock Options.  Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase a number of shares of the Company’s Common Stock to be determined by the Company’s Board of Directors or its Compensation Committee at a later date (the “Option”).  The exercise price per share of the Option will be determined by the Company’s Board of Directors or its Compensation Committee when the Option is granted.  The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2012 Equity Incentive Plan (the “Plan”) and the applicable Stock Option Agreement.  You will vest in 25% of the Option shares after 12 months of continuous service with the Company (the “One-year Anniversary”), and the balance will vest in 12 equal installments on each Company Vesting Date thereafter, provided you remain in continuous service through each such vesting date, as described in the applicable Stock Option Agreement.  A “Company Vesting Date” means February 20, May 20, August 20 or November 20.

5.              Severance Benefits.

a.              General. If you are subject to an Involuntary Termination, then you will be entitled to the benefits described in this Section 5.  However, this Section 5 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Board- of Directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 5.

b.              Separation Payment. If you are subject to an Involuntary Termination prior to the One-year Anniversary, then the Company will pay you a lump-sum in cash equal to the product of (i) $25,000, multiplied by (ii) the number of full months remaining until the One-year Anniversary. Such payment will be made within 60 days after your Separation; however, if such 60-day period spans two calendar years, then the payment will be made on the first pay period in the second calendar year after expiration of any revocation period.

c.               Cash Bonus. If you are subject to an Involuntary Termination following the One-year Anniversary, you will remain eligible to receive a pro-rata bonus (based on the number of full months of employment completed in the year of termination) for the year of termination, subject to the terms and conditions of the Company’s bonus program in effect at the time of termination (other than continued employment) including the achievement of any performance conditions, payable at the same time as bonuses are paid to active employees.

d.              Severance Plan.   You hereby agree that you are not entitled to any payments, equity acceleration or other benefits pursuant to the Company’s 2009 Severance Plan, as amended, and that the only benefits you may be entitled to upon the termination of your employment with the Company are set forth in this Section 5.

6.              Confidentiality, Non-Competition and Work Product Agreement.  Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard “Proprietary Information and Inventions Agreement”, a copy of which is attached hereto as Exhibit A.

7.              Employment Relationship.  Employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without Cause, subject to the severance benefits you may be entitled to under this letter.  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company or a member of the Company’s Board of Directors (in each case, other than you).

8.              Tax Matters.

a.              Withholdings. All forms of compensation referred to in this letter agreement are subject to applicable with holding and payroll taxes and other deductions required by law.

b.              Section 409A.  To the extent that any payment or benefit described in this letter agreement constitutes “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code (the “Code”), and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.”  It is intended that payments under this letter satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (the (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”).  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).  The parties intend that this letter shall be administered in accordance with Section 409A of the Code.  To the extent that any provision of this letter is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Each payment pursuant to this letter is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).  The parties agree that this letter may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

c.               Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company, its Board of Directors or its Compensation Committee related to tax liabilities arising from your compensation.

9.              Interpretation, Amendment and Enforcement.  This letter agreement and Exhibit A supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein.  This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company or a member of the Company’s Board of Directors (in each case, other than you).  The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law.  You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any written agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United

States or any State, (e) your gross negligence or willful misconduct in performance of your duties, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Involuntary Termination” means your Termination Without Cause.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause.”

* * * * *

We hope that you will accept our offer to join the Company.  You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the Proprietary Information and Inventions Agreement and returning them to me.  This offer, if not accepted, will expire at the end of the day on May 20, 2018.  As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.  Your employment is also contingent upon (i) your starting work with the Company on or before May 21, 2018, (ii) your completing the Company’s standard employment documentation and (iii) a background and/or reference check to the Company’s satisfaction.

If you have any questions, please call me.

Very truly yours,

INNOVIVA, INC.

Signed:	/s/ Odysseas Kostas, M.D.
Title	Chairman of the Board
Date:	May 18, 2018

I have read and accept this employment offer:

Signed:	/s/ Geoffrey L. Hulme
Date:	May 18, 2018

Attachment

Exhibit A:  Proprietary Information and Inventions Agreement